HomeStreet Reports Year End and Fourth Quarter 2022 Results
Fourth Quarter 2022

Fully diluted EPS $0.45	ROAE: 6.0% ROATE: 6.4%	ROAA: 0.36%
Full Year 2022

Fully diluted EPS $3.49	ROAE: 10.8% ROATE: 11.5%	ROAA: 0.79%
SEATTLE – January 27, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter and year ended December 31, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“Our financial results have been adversely impacted by the historically significant increase in short-term interest rates by the Federal Reserve during 2022,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “This dramatic increase in rates last year resulted in significant reductions in loan demand, particularly in single family mortgage. Accordingly, our loan volume and gain on loan sales activities declined significantly from 2021 levels. Additionally, our interest sensitive deposits declined as customers moved funds to higher yielding products both at our Bank and at other banks and brokerage firms. Attractive rates on Treasury securities and non-bank money market funds have also created meaningful competition. During the last six months we have taken a number of steps to reduce the pressure on our funding base, including: (i) significantly reducing our level of loan originations; (ii) introducing promotional priced deposit products which allow us to attract and retain deposits without repricing our existing interest-bearing deposit base; and (iii) entering into $1 billion of fixed-rate Federal Home Loan Bank advances in the fourth quarter. We extended the maturities of $1 billion of FHLB advances to hedge the still unknown risk associated with increasing interest rates and an unknown terminal Federal Funds rate. These pressures on our funding base have resulted in reductions in our net interest margin which are expected to continue but trough in the first quarter of 2023. We expect this to be the low point in our net interest margin assuming short-term interest rates stabilize in the first quarter and we complete our acquisition of three California branches in the first quarter. In addition to the above, we have taken steps to reduce staff levels in line with our reduced loan production activity and reduce controllable expenses to the extent possible without damaging our business. In this regard, full time equivalent employees ended the year at 913, down from 970 at the beginning of the year. Despite the above challenges, we believe we are positioned to resume growing our balance sheet and increasing our earnings once short-term rates stabilize and uncertainty is removed from the interest rate markets."

"In the fourth quarter we recorded a $3.8 million addition to our allowance for credit losses (ACL). This addition primarily relates to loan portfolio growth and additions to the qualitative component of our ACL related to the collateral, or market value of single-family homes which are projected to decline in the future," continued Mr. Mason. "Charge offs in the quarter were $0.3 million and nonperforming assets fell to 0.13% of total assets. Credit quality remains strong and we currently do not see any meaningful credit challenges on the horizon.”

Fourth Quarter Operating Results
                  Fourth quarter 2022 compared to third quarter 2022
•Net income: $8.5 million compared to $20.4 million
•Earnings per fully diluted share: $0.45 compared to $1.08
•Net interest margin: 2.53% compared to 3.00%
•Return on Average Equity ("ROAE"): 6.0% compared to 13.4%
•Return on Average Tangible Equity ("ROATE"): 6.4% compared to 14.2%
•Return on Average Assets ("ROAA"): 0.36% compared to 0.91%
•Efficiency ratio: 76.2% compared to 68.4%

Full Year Operating Results
                   2022 compared to 2021
•Net income: $66.5 million compared to $115.4 million
•Earnings per fully diluted share: $3.49 compared to $5.46
•Net interest margin: 2.99% compared to 3.38%
•ROAE: 10.8% compared to 15.9%
•ROATE: 11.5% compared to 16.8%
•ROAA: 0.79% compared to 1.58%
•Efficiency ratio: 72.4% compared to 61.9%

Financial Position
                    Fourth quarter 2022 compared to third quarter 2022
•Loan portfolio originations: $612 million compared to $914 million
•Loans held for investment increased by $209 million in the fourth quarter
•Total deposits increased by $842 million or 13%
•Period ending cost of deposits: 1.61% compared to 0.71%
•Tangible book value per share: $28.41 compared to $27.92

2022 Activity •Loan portfolio originations: $3.6 billion •Loans held for investment increased by $1.9 billion in 2022 •Total deposits increased $1.3 billion or 21.2%

“In response to the funding challenges created by the rising interest rate environment, we significantly reduced our multifamily portfolio loan and single family loans held for sale origination activities in the second half of last year, and we expect to have minimal levels of multifamily portfolio loan originations through the first half of 2023,” added Mr. Mason. “While we were successful in attracting over $1.4 billion in our promotional deposit products, we continued to see runoff in our core deposits in the fourth quarter. With anticipated increases in short term interest rates during the first half of 2023, we expect to continue to utilize promotional deposit products to offset any additional runoff in our core deposits and to replace a portion of our brokered deposits.”

Other	•Declared and paid a cash dividend of $0.35 per share in the fourth quarter •Purchase of deposits and three retail branches in southern California is scheduled to close in the first quarter of 2023

Mr. Mason concluded, “We are excited about closing our acquisition of deposits from Union Bank in the first quarter. The employees at these branches have been great to work with and we will benefit from the addition of over $450 million of low cost core deposits to our funding base."

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Monday, January 30, 2023, at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss fourth quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL https://www.netroadshow.com/events/login?show=a04fed9a&confId=45496 or may join the call by dialing directly at 1-844-200-6205 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 416415.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 073465.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended					Year Ended
(in thousands, except per share data and FTE data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Select Income Statement Data:
Net interest income	$55,687	$63,018	$60,056	$54,546	$57,084	$233,307	$227,057
Provision for credit losses	3,798	—	—	(9,000)	(6,000)	(5,202)	(15,000)
Noninterest income	9,677	13,322	13,013	15,558	28,620	51,570	119,975
Noninterest expense	50,420	49,889	50,637	54,473	53,971	205,419	215,343
Income:
Before income taxes	11,146	26,451	22,432	24,631	37,733	84,660	146,689
Total	8,501	20,367	17,721	19,951	29,432	66,540	115,422
Net income per share - diluted	0.45	1.08	0.94	1.01	1.43	3.49	5.46
Select Performance Ratios:
Return on average equity - annualized	6.0%	13.4%	11.8%	11.6%	16.1%	10.8%	15.9%
Return on average tangible equity - annualized (1)	6.4%	14.2%	12.6%	12.2%	17.0%	11.5%	16.8%
Return on average assets - annualized	0.36%	0.91%	0.89%	1.10%	1.59%	0.79%	1.58%
Efficiency ratio (1)	76.2%	68.4%	68.5%	77.0%	62.2%	72.4%	61.9%
Net interest margin	2.53%	3.00%	3.27%	3.29%	3.34%	2.99%	3.38%
Other data:
Full-time equivalent employees ("FTE")	913	935	956	962	970	913	991

(1)Return on average tangible equity and the efficiency ratio are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Select Balance Sheet Data:
Loans held for sale	$17,327	$13,787	$47,314	$59,150	$176,131
Loans held for investment, net	7,384,820	7,175,881	6,722,382	5,826,546	5,495,726
Allowance for credit losses ("ACL")	41,500	37,606	37,355	37,944	47,123
Investment securities	1,400,212	1,311,941	1,237,957	1,083,640	1,006,691
Total assets	9,364,760	9,072,887	8,582,886	7,510,894	7,204,091
Deposits	7,451,919	6,610,231	6,183,299	6,270,535	6,146,509
Borrowings	1,016,000	1,569,000	1,458,000	273,000	41,000
Long-term debt	224,404	224,314	224,227	224,137	126,026
Total shareholders' equity	562,147	552,789	580,767	601,231	715,339
Other Data:
Book value per share	$30.01	$29.53	$31.04	$32.15	$35.61
Tangible book value per share (1)	$28.41	$27.92	$29.37	$30.47	$34.04
Total equity to total assets	6.0%	6.1%	6.8%	8.0%	9.9%
Tangible common equity to tangible assets (1)	5.7%	5.8%	6.4%	7.6%	9.5%
Shares outstanding at end of period	18,730,380	18,717,557	18,712,789	18,700,536	20,085,336
Loans to deposit ratio	99.9%	109.3%	110.1%	94.5%	93.0%
Credit Quality:
ACL to total loans (2)	0.57%	0.53%	0.56%	0.66%	0.88%
ACL to nonaccrual loans	412.7%	306.6%	411.3%	320.3%	386.2%
Nonaccrual loans to total loans	0.14%	0.17%	0.13%	0.20%	0.22%
Nonperforming assets to total assets	0.13%	0.15%	0.13%	0.17%	0.18%
Nonperforming assets	$11,893	$13,991	$10,835	$12,581	$12,936
Regulatory Capital Ratios: (3)
Bank
Tier 1 leverage ratio	8.63%	9.15%	9.78%	10.30%	10.11%
Total risk-based capital	12.59%	12.57%	12.29%	13.23%	13.77%
Company
Tier 1 leverage ratio	7.25%	7.61%	8.38%	8.99%	9.94%
Total risk-based capital	11.53%	11.43%	11.49%	12.65%	12.66%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.
(3)Regulatory capital ratios at December 31, 2022 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2022	December 31, 2021

ASSETS
Cash and cash equivalents	$72,828	$65,214
Investment securities	1,400,212	1,006,691
Loans held for sale	17,327	176,131
Loans held for investment ("LHFI") (net of allowance for credit losses of $41,500 and $47,123)	7,384,820	5,495,726
Mortgage servicing rights	111,873	100,999
Premises and equipment, net	51,172	58,154
Other real estate owned	1,839	735
Goodwill and other intangibles	29,980	31,709
Other assets	294,709	268,732
Total assets	$9,364,760	$7,204,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$7,451,919	$6,146,509
Borrowings	1,016,000	41,000
Long-term debt	224,404	126,026
Accounts payable and other liabilities	110,290	175,217
Total liabilities	8,802,613	6,488,752
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,730,380 and 20,085,336 shares issued and outstanding	226,592	249,856
Retained earnings	435,085	444,343
Accumulated other comprehensive income (loss)	(99,530)	21,140
Total shareholders' equity	562,147	715,339
Total liabilities and shareholders' equity	$9,364,760	$7,204,091

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
Interest income:
Loans	$80,733	$55,403	$266,841	$222,166
Investment securities	11,466	5,469	33,825	21,560
Cash, Fed Funds and other	1,967	97	3,622	569
Total interest income	94,166	60,969	304,288	244,295
Interest expense:
Deposits	18,515	2,481	32,013	11,411
Borrowings	19,964	1,404	38,968	5,827
Total interest expense	38,479	3,885	70,981	17,238
Net interest income	55,687	57,084	233,307	227,057
Provision for credit losses	3,798	(6,000)	(5,202)	(15,000)
Net interest income after provision for credit losses	51,889	63,084	238,509	242,057
Noninterest income:
Net gain on loan origination and sale activities	1,488	20,079	17,701	92,318
Loan servicing income	2,682	2,540	12,388	7,233
Deposit fees	2,359	2,156	8,875	8,068
Other	3,148	3,845	12,606	12,356
Total noninterest income	9,677	28,620	51,570	119,975
Noninterest expense:
Compensation and benefits	25,970	30,627	115,533	132,015
Occupancy	6,213	5,662	24,528	23,832
Information services	8,101	7,278	29,981	27,913
General, administrative and other	10,136	10,404	35,377	31,583
Total noninterest expense	50,420	53,971	205,419	215,343
Income before income taxes	11,146	37,733	84,660	146,689
Income tax expense	2,645	8,301	18,120	31,267
Net income	$8,501	$29,432	$66,540	$115,422

Net income per share:
Basic	$0.45	$1.45	$3.51	$5.53
Diluted	$0.45	$1.43	$3.49	$5.46
Weighted average shares outstanding:
Basic	18,726,654	20,251,824	18,931,107	20,885,509
Diluted	18,753,147	20,522,475	19,041,111	21,143,414

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Interest income:
Loans	$80,733	$73,329	$59,825	$52,954	$55,403
Investment securities	11,466	9,014	7,379	5,966	5,469
Cash, Fed Funds and other	1,967	1,060	487	108	97
Total interest income	94,166	83,403	67,691	59,028	60,969
Interest expense:
Deposits	18,515	8,321	2,893	2,284	2,481
Borrowings	19,964	12,064	4,742	2,198	1,404
Total interest expense	38,479	20,385	7,635	4,482	3,885
Net interest income	55,687	63,018	60,056	54,546	57,084
Provision for credit losses	3,798	—	—	(9,000)	(6,000)
Net interest income after provision for credit losses	51,889	63,018	60,056	63,546	63,084
Noninterest income:
Net gain on loan origination and sale activities	1,488	2,647	5,292	8,274	20,079
Loan servicing income	2,682	2,741	3,661	3,304	2,540
Deposit fees	2,359	2,223	2,218	2,075	2,156
Other	3,148	5,711	1,842	1,905	3,845
Total noninterest income	9,677	13,322	13,013	15,558	28,620
Noninterest expense:
Compensation and benefits	25,970	27,341	30,191	32,031	30,627
Occupancy	6,213	6,052	5,898	6,365	5,662
Information services	8,101	7,038	7,780	7,062	7,278
General, administrative and other	10,136	9,458	6,768	9,015	10,404
Total noninterest expense	50,420	49,889	50,637	54,473	53,971
Income before income taxes	11,146	26,451	22,432	24,631	37,733
Income tax expense	2,645	6,084	4,711	4,680	8,301
Net income	$8,501	$20,367	$17,721	$19,951	$29,432

Net income per share:
Basic	$0.45	$1.09	$0.95	$1.02	$1.45
Diluted	$0.45	$1.08	$0.94	$1.01	$1.43
Weighted average shares outstanding:
Basic	18,726,654	18,716,864	18,706,953	19,585,753	20,251,824
Diluted	18,753,147	18,796,737	18,834,443	19,791,913	20,522,475

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended December 31,		Year Ended December 31,
Average Balances:	2022	2021	2022	2021
Investment securities	$1,362,861	$990,273	$1,195,995	$1,020,530
Loans	7,368,097	5,767,597	6,596,284	5,653,930
Total interest-earning assets	8,890,221	6,840,317	7,897,307	6,770,763
Total assets	9,348,396	7,356,957	8,396,078	7,318,505
Deposits: Interest-bearing	5,227,039	4,591,239	4,791,413	4,570,811
Deposits: Noninterest-bearing	1,510,744	1,728,558	1,624,223	1,596,653
Borrowings	1,717,042	25,711	1,024,344	109,513
Long-term debt	224,345	125,995	219,398	125,925
Total interest-bearing liabilities	7,168,426	4,742,945	6,035,155	4,806,249

Average Yield/Rate:
Investment securities	3.70%	2.50%	3.18%	2.38%
Loans	4.32%	3.79%	4.02%	3.91%
Total interest earning assets	4.24%	3.57%	3.88%	3.63%
Deposits: Interest-bearing	1.40%	0.21%	0.67%	0.25%
Total deposits	1.09%	0.16%	0.50%	0.18%
Borrowings	3.93%	0.73%	2.81%	0.36%
Long-term debt	4.96%	4.29%	4.49%	4.30%
Total interest-bearing liabilities	2.12%	0.33%	1.17%	0.36%
Net interest rate spread	2.12%	3.24%	2.71%	3.27%
Net interest margin	2.53%	3.34%	2.99%	3.38%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Investment securities	$1,362,861	$1,252,923	$1,134,929	$1,028,971	$990,273
Loans	7,368,097	7,070,998	6,231,081	5,691,316	5,767,597
Total interest earning assets	8,890,221	8,436,745	7,447,008	6,786,205	6,840,317
Total assets	9,348,396	8,899,684	7,945,298	7,363,589	7,356,957
Deposits: Interest-bearing	5,227,039	4,852,515	4,563,974	4,513,613	4,591,239
Deposits: Noninterest-bearing	1,510,744	1,576,387	1,668,631	1,744,220	1,728,558
Borrowings	1,717,042	1,530,449	761,606	64,557	25,711
Long-term debt	224,345	224,259	224,167	204,553	125,995
Total interest-bearing liabilities	7,168,426	6,607,223	5,549,747	4,782,723	4,742,945

Average Yield/Rate:
Investment securities	3.70%	3.22%	2.97%	2.68%	2.50%
Loans	4.32%	4.09%	3.82%	3.74%	3.79%
Total interest earning assets	4.24%	3.95%	3.68%	3.55%	3.57%
Deposits: Interest-bearing	1.40%	0.68%	0.25%	0.21%	0.21%
Total deposits	1.09%	0.51%	0.19%	0.15%	0.16%
Borrowings	3.93%	2.43%	1.21%	0.56%	0.73%
Long-term debt	4.96%	4.56%	4.28%	4.12%	4.29%
Total interest-bearing liabilities	2.12%	1.22%	0.55%	0.38%	0.33%
Net interest rate spread	2.12%	2.74%	3.13%	3.17%	3.24%
Net interest margin	2.53%	3.00%	3.27%	3.29%	3.34%

Results of Operations

Fourth Quarter of 2022 Compared to the Third Quarter of 2022

Our net income and income before taxes were $8.5 million and $11.1 million, respectively, in the fourth quarter of 2022, as compared to $20.4 million and $26.5 million, respectively, in the third quarter of 2022. The $15.3 million decrease in income before taxes was due to lower net interest income, a provision for credit losses, lower noninterest income and higher noninterest expense.

Our effective tax rate was 23.7% in the fourth quarter of 2022 as compared to 23.0% in third quarter of 2022 and a statutory rate of 24.4%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments.

Net interest income was $7.3 million lower in the fourth quarter of 2022 as compared to the third quarter of 2022 primarily due to a decrease in our net interest margin from 3.00% to 2.53%, which was partially offset by a 5% increase in average interest earning assets. The decrease in our net interest margin was due to a 90 basis point increase in the cost of interest-bearing liabilities, which was partially offset by a 29 basis point increase in the yield on interest-earning assets. Yields on interest-earning assets increased as the yields on loan originations during the fourth quarter were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as a sources of funding. Our cost of borrowings increased 150 basis points during the fourth quarter while the cost of deposits increased 58 basis points. Additionally, our average borrowings increased by $187 million. The increases in yields on interest-earning assets and the rates paid on interest-bearing liabilities were due to the significant increases in market interest rates during 2022. The increase in the average balance of interest-earning assets was primarily due to the loan originations during the third and fourth quarters and the growth of investment securities portfolio.

A $3.8 million provision for credit losses was recorded during the fourth quarter of 2022 compared to no provision in the third quarter of 2022. The provision recorded in the fourth quarter was primarily due to the growth in our loan portfolio and a $2.2 million increase in our collateral qualitative factor related to projected declines in future home prices.

The decrease in noninterest income in the fourth quarter of 2022 as compared to the third quarter of 2022 was primarily due to a decrease in other income due to a $4.3 million gain on sale of five eastern Washington branches recorded in the third quarter.

The $0.5 million increase in noninterest expense in the fourth quarter of 2022 as compared to the third quarter of 2022 was primarily due to higher information services and general, administrative and other costs, which was partially offset by lower compensation and benefit costs. Information service costs increased primarily due to costs associated with replacement and maintenance of our automated teller machines. General, administrative and other costs increased primarily due to higher FDIC fees resulting from our larger asset base. The lower level of compensation and benefit costs reflect a $0.4 million reversal of previously accrued medical benefits related to the positive experience in our self-insured medical program and lower levels of incentive compensation costs.

2022 Compared to 2021

Our net income and income before taxes were $66.5 million and $84.7 million, respectively, in 2022, as compared to $115.4 million and $146.7 million, respectively, in 2021. The $62.0 million decrease in income before taxes was due to a lower recovery of our allowance for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
Our effective tax rate during 2022 was 21.4% as compared to 21.3% in 2021 and our statutory rate of 24.4%. Our effective tax rate was lower than our statutory rate due to the benefits of tax advantaged investments and reductions in taxes on income related to excess tax benefits resulting from the exercise and vesting of stock awards during the periods.

Net interest income in 2022 increased $6.3 million as compared to 2021 due primarily to increases in the average balance of interest earning assets, partially offset by a decrease in our net interest margin. The increase in interest-earning assets was due to loan originations and purchases of investment securities during 2022. Our net interest margin decreased from 3.38% in 2021 to 2.99% in 2022 due to an 81 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 25 basis point increase in the yield on interest earning assets. The increase in yield on interest-earning assets was due to higher yields on our loans and on our investment securities. The higher yield on our loans was primarily due to yields on adjustable rate loans increasing due to increases in the indexes on which their pricing is based. The higher yield on our investment securities were primarily due to adjustments to yields realized from longer estimated lives of certain securities and the yields of securities purchased during 2022 being higher than the yields on our existing portfolio. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. The increases in the rates paid on deposits was due to the significant increase in market interest rates during 2022. Our average borrowings increased by $915 million to fund the growth of our loan portfolio and investment securities. Our cost of borrowings increased from 36 basis points during 2021 to 281 basis points during 2022 due to the significant increase in market interest rates during 2022 and the impact of the $100 million fixed rate subordinated notes offering completed in January 2022.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $5.2 million and $15.0 million recovery of our allowance for credit losses in 2022 and 2021, respectively. In 2022, the amounts recovered were partially offset by provisions related to the growth in our loan portfolio and a $2.8 million increase in our collateral qualitative factor related to projected declines in future home prices.

The decrease in noninterest income for 2022 as compared to 2021 was due to a decrease in gain on loan origination and sale activities, which was partially offset by higher loan servicing income. The $74.6 million decrease in gain on loan origination and sale activities was due to a $53.8 million decrease in single family gain on loan origination and sale activities and a $20.8 million decrease in commercial real estate gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume and margins as a result of the effects of increasing interest rates. The decrease in CRE and commercial gain on loan origination and sale activities was primarily due to an 81% decrease in the volume of loans sold. The $5.2 million increase in loan servicing income was primarily due to lower levels of prepayments which reduced our amortization costs. Included in other income in 2022 is a $4.3 million gain on sale of five eastern Washington branches in the third quarter.

The $9.9 million decrease in noninterest expense in 2022 as compared to 2021 was primarily due to lower compensation and benefit costs, partially offset by increases in general, administrative and other expenses. The $16.5 million decrease in compensation and benefit costs was primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations, lower bonus and commissions expense and lower headcount, which were partially offset by wage increases given in 2022. The increase in general, administrative and other costs was primarily due to higher FDIC fees due to our larger asset base and an increase in marketing costs related to our promotional deposit products.

Financial Position

During 2022, our total assets increased $2.2 billion due primarily to a $1.9 billion increase in loans held for investment and a $394 million increase in investment securities which were partially offset by a decrease of $159 million in loans held for sale. Loans held for investment increased due to $3.6 billion of originations, which were partially offset by prepayments and scheduled payments of $1.7 billion. Total liabilities increased $2.3 billion due to increases in deposits, borrowings and long-term debt. Deposits increased $1.3 billion primarily due to increased balances of brokered deposits and certificates of deposit related to our promotional products which was partially offset by decreases in our noninterest bearing and money market deposits. The $975 million increase in borrowings was used to fund the growth in our loans and investment securities. Long-term debt increased due to our $100 million fixed rate subordinated notes offering completed in January 2022.

Loans Held for Investment ("LHFI")

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Commercial real estate ("CRE")
Non-owner occupied CRE	$658,085	$666,394	$711,077	$699,277	$705,359
Multifamily	3,975,754	3,923,946	3,475,697	2,729,775	2,415,359
Construction/land development	627,663	590,092	569,896	528,134	496,144
Total	5,261,502	5,180,432	4,756,670	3,957,186	3,616,862
Commercial and industrial loans
Owner occupied CRE	443,363	432,114	470,259	464,356	457,706
Commercial business	359,747	361,635	393,764	387,938	401,872
Total	803,110	793,749	864,023	852,294	859,578
Consumer loans
Single family (1)	1,009,001	907,044	822,389	759,286	763,331
Home equity and other	352,707	332,262	316,655	295,724	303,078
Total	1,361,708	1,239,306	1,139,044	1,055,010	1,066,409
Total LHFI	7,426,320	7,213,487	6,759,737	5,864,490	5,542,849
Allowance for credit losses ("ACL")	(41,500)	(37,606)	(37,355)	(37,944)	(47,123)
Total LHFI less ACL	$7,384,820	$7,175,881	$6,722,382	$5,826,546	$5,495,726
(1)Includes $5.9 million, $5.8 million, $6.5 million, $7.0 million and $7.3 million of single family loans that are carried at fair value at December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

Loan Roll-forward

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Loans - beginning balance	$7,213,487	$6,759,737	$5,864,490	$5,542,849	$5,354,257
Originations and advances	611,954	914,129	1,309,883	747,238	794,869
Transfers (to) from loans held for sale	150	(4,677)	(1,103)	(6,731)	(2,034)
Payoffs, paydowns and other	(398,745)	(455,607)	(411,859)	(418,852)	(602,613)
Charge-offs and transfers to OREO	(526)	(95)	(1,674)	(14)	(1,630)
Loans - ending balance	$7,426,320	$7,213,487	$6,759,737	$5,864,490	$5,542,849

Loan Originations and Advances

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

CRE
Non-owner occupied CRE	$406	$11,003	$39,194	$23,632	$33,390
Multifamily	188,392	473,733	821,980	371,047	395,365
Construction/land development	186,313	208,057	189,827	174,770	180,083
Total	375,111	692,793	1,051,001	569,449	608,838
Commercial and industrial loans
Owner occupied CRE	21,144	11,176	21,785	20,534	27,323
Commercial business	40,648	36,144	61,286	53,959	49,580
Total	61,792	47,320	83,071	74,493	76,903
Consumer loans
Single family	128,829	118,727	118,957	70,067	73,035
Home equity and other	46,222	55,289	56,854	33,229	36,093
Total	175,051	174,016	175,811	103,296	109,128
Total loan originations and advances	$611,954	$914,129	$1,309,883	$747,238	$794,869

Credit Quality
As of December 31, 2022, our ratio of nonperforming assets to total assets remained low at 0.13%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.29%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

December 31, 2022
Total loans held for investment	$4,823	$2,020	$4,372	$10,055	$21,270	$7,405,050	$7,426,320
%	0.06%	0.03%	0.06%	0.14%	0.29%	99.71%	100.00%

September 30, 2022
Total loans held for investment	$3,139	$867	$5,064	$12,266	$21,336	$7,192,151	$7,213,487
%	0.04%	0.01%	0.07%	0.17%	0.30%	99.70%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $10.6 million and $11.6 million at December 31, 2022 and September 30, 2022, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Allowance for credit losses
Beginning balance	$37,606	$37,355	$37,944	$47,123	$54,516
Provision for credit losses	4,195	249	(216)	(9,223)	(5,952)
Recoveries (charge-offs), net	(301)	2	(373)	44	(1,441)
Ending balance	$41,500	$37,606	$37,355	$37,944	$47,123

Allowance for unfunded commitments:
Beginning balance	$2,594	$2,843	$2,627	$2,404	$2,452
Provision for credit losses	(397)	(249)	216	223	(48)
Ending balance	$2,197	$2,594	$2,843	$2,627	$2,404

Provision for credit losses:
Allowance for credit losses - loans	$4,195	$249	$(216)	$(9,223)	$(5,952)
Allowance for unfunded commitments	(397)	(249)	216	223	(48)
Total	$3,798	$—	$—	$(9,000)	$(6,000)

Allocation of Allowance for Credit Losses by Product Type

	December 31, 2022		September 30, 2022		December 31, 2021
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,102	0.32%	$2,106	0.32%	$7,509	1.06%
Multifamily	10,974	0.28%	11,183	0.29%	5,854	0.24%
Construction/land development
Multifamily construction	998	1.05%	665	1.06%	507	1.34%
CRE construction	196	1.03%	160	0.86%	150	1.06%
Single family construction	12,418	3.51%	9,564	2.77%	6,411	2.16%
Single family construction to perm	1,171	0.74%	1,140	0.70%	1,055	0.71%
Total CRE	27,859	0.53%	24,818	0.48%	21,486	0.59%
Owner occupied CRE	1,030	0.23%	969	0.23%	5,006	1.10%
Commercial business	3,247	0.91%	3,719	1.04%	12,273	3.39%
Total commercial and industrial	4,277	0.54%	4,688	0.59%	17,279	2.11%
Single family	5,610	0.62%	4,464	0.56%	4,394	0.68%
Home equity and other	3,754	1.06%	3,636	1.09%	3,964	1.31%
Total consumer	9,364	0.74%	8,100	0.71%	8,358	0.88%
Total	$41,500	0.57%	$37,606	0.53%	$47,123	0.88%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended					Year Ended
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Loan originations
Single family loans	$51,647	$110,011	$172,947	$238,505	$360,503	$573,110	$1,961,298
Commercial and industrial and CRE loans	20,864	15,332	51,584	12,312	105,163	100,092	295,366
Loans sold
Single family loans	51,427	131,228	187,623	323,070	377,399	693,348	2,046,811
Commercial and industrial and CRE loans (1)	16,228	29,965	50,292	49,137	307,430	145,622	773,378
Net gain on loan origination and sale activities
Single family loans	1,158	1,778	3,949	6,169	10,578	13,054	66,850
Commercial and industrial and CRE loans (1)	330	869	1,343	2,105	9,501	4,647	25,468
Total	$1,488	$2,647	$5,292	$8,274	$20,079	$17,701	$92,318
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended					Year Ended
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Single family servicing income, net:
Servicing fees and other	$3,928	$3,986	$3,952	$3,871	$3,870	$15,737	$15,658
Changes - amortization (1)	(1,899)	(2,112)	(2,515)	(3,425)	(4,216)	(9,951)	(19,669)
Net	2,029	1,874	1,437	446	(346)	5,786	(4,011)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	124	1,989	4,323	10,303	193	16,739	7,379
Net gain (loss) from derivatives hedging	(309)	(2,981)	(5,317)	(10,183)	(378)	(18,790)	(8,238)
Subtotal	(185)	(992)	(994)	120	(185)	(2,051)	(859)
Single family servicing income (loss)	1,844	882	443	566	(531)	3,735	(4,870)
Commercial loan servicing income:
Servicing fees and other	2,653	3,687	5,555	4,450	5,417	16,345	19,684
Amortization of capitalized MSRs	(1,815)	(1,828)	(2,337)	(1,712)	(2,346)	(7,692)	(7,581)
Total	838	1,859	3,218	2,738	3,071	8,653	12,103
Total loan servicing income	$2,682	$2,741	$3,661	$3,304	$2,540	$12,388	$7,233
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Single Family MSRs
Beginning balance	$77,811	$76,481	$72,378	$61,584	$61,206
Additions and amortization:
Originations	581	1,453	2,295	3,916	4,401
Changes - amortization (1)	(1,899)	(2,112)	(2,515)	(3,425)	(4,216)
Net additions and amortization	(1,318)	(659)	(220)	491	185
Change in fair value due to assumptions (2)	124	1,989	4,323	10,303	193
Ending balance	$76,617	$77,811	$76,481	$72,378	$61,584
Ratio to related loans serviced for others	1.41%	1.42%	1.38%	1.31%	1.11%

Multifamily and SBA MSRs
Beginning balance	$36,819	$38,130	$39,279	$39,415	39,625
Originations	252	517	1,188	1,576	2,136
Amortization	(1,815)	(1,828)	(2,337)	(1,712)	(2,346)
Ending balance	$35,256	$36,819	$38,130	$39,279	$39,415
Ratio to related loans serviced for others	1.82%	1.86%	1.91%	1.93%	1.94%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Deposits by Product:
Noninterest-bearing demand deposits	$1,399,912	$1,547,642	$1,640,651	$1,654,229	$1,617,069
Interest-bearing:
Interest-bearing demand deposits	466,490	514,912	590,889	591,148	513,810
Savings	258,977	275,399	302,359	309,462	302,389
Money market	2,383,209	2,551,961	2,679,865	2,800,215	2,806,313
Certificates of deposit	2,943,331	1,720,317	969,535	915,481	906,928
Total interest-bearing deposits	6,052,007	5,062,589	4,542,648	4,616,306	4,529,440
Total deposits	$7,451,919	$6,610,231	$6,183,299	$6,270,535	$6,146,509

Percent of total deposits:
Noninterest-bearing demand deposits	18.8%	23.4%	26.5%	26.4%	26.2%
Interest-bearing:
Interest-bearing demand deposits	6.2%	7.8%	9.6%	9.4%	8.4%
Savings	3.5%	4.2%	4.9%	4.9%	4.9%
Money market	32.0%	38.6%	43.3%	44.7%	45.7%
Certificates of deposit	39.5%	26.0%	15.7%	14.6%	14.8%
Total interest-bearing deposits	81.2%	76.6%	73.5%	73.6%	73.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this earnings release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended					Year Ended
(in thousands, except share and per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Tangible book value per share
Shareholders' equity	$562,147	$552,789	$580,767	$601,231	$715,339	$562,147	$715,339
Less: Goodwill and other intangibles	(29,980)	(30,215)	(31,219)	(31,464)	(31,709)	(29,980)	(31,709)
Tangible shareholders' equity	$532,167	$522,574	$549,548	$569,767	$683,630	$532,167	$683,630

Common shares outstanding	18,730,380	18,717,557	18,712,789	18,700,536	20,085,336	18,730,380	20,085,336

Computed amount	$28.41	$27.92	$29.37	$30.47	$34.04	$28.41	$34.04

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$532,167	$522,574	$549,548	$569,767	$683,630	$532,167	$683,630
Tangible assets
Total assets	$9,364,760	$9,072,887	$8,582,886	$7,510,894	$7,204,091	$9,364,760	$7,204,091
Less: Goodwill and other intangibles	(29,980)	(30,215)	(31,219)	(31,464)	(31,709)	(29,980)	(31,709)
Net	$9,334,780	$9,042,672	$8,551,667	$7,479,430	$7,172,382	$9,334,780	$7,172,382

Ratio	5.7%	5.8%	6.4%	7.6%	9.5%	5.7%	9.5%

Return on average tangible equity (annualized)
Average shareholders' equity	$565,950	$603,278	$603,664	$698,598	$726,014	$617,469	$725,802
Less: Average goodwill and other intangibles	(30,133)	(30,602)	(31,380)	(31,624)	(31,901)	(30,930)	(32,337)
Average tangible equity	$535,817	$572,676	$572,284	$666,974	$694,113	$586,539	$693,465

Net income	$8,501	$20,367	$17,721	$19,951	$29,432	$66,540	$115,422
Adjustments (tax effected)
Amortization of core deposit intangibles	183	186	191	191	229	751	923
Tangible income applicable to shareholders	$8,684	$20,553	$17,912	$20,142	$29,661	$67,291	$116,345

Ratio	6.4%	14.2%	12.6%	12.2%	17.0%	11.5%	16.8%

Efficiency ratio
Noninterest expense
Total	$50,420	$49,889	$50,637	$54,473	$53,971	$205,419	$215,343
Adjustments:
Legal fees recovery	—	—	—	—	—	—	1,900
State of Washington taxes	(597)	(629)	(579)	(506)	(664)	(2,311)	(2,423)
Adjusted total	$49,823	$49,260	$50,058	$53,967	$53,307	$203,108	$214,820

Total revenues
Net interest income	$55,687	$63,018	$60,056	$54,546	$57,084	233,307	227,057
Noninterest income	9,677	13,322	13,013	15,558	28,620	51,570	119,975
Gain on sale of branches	—	(4,270)	—	—	—	(4,270)	—
Adjusted total	$65,364	$72,070	$73,069	$70,104	$85,704	$280,607	$347,032

Ratio	76.2%	68.4%	68.5%	77.0%	62.2%	72.4%	61.9%

Effective tax rate used in computations above	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	21.3%

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements in this press release (including but not limited to those found in the quotes of our Chief Executive Officer) that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (2) the continued impact of COVID-19 on our business, employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (22) the consummation of our transaction to purchase three branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors”

sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.